Exhibit 99.1

DIGITAL ANGEL ANNOUNCES RESTRUCTURING PROGRAM
FOR ITS ANIMAL IDENTIFICATION BUSINESS

SO. ST. PAUL, MN (June 30, 2008) – The Board of Directors of Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that it has approved a restructuring program primarily focused on its Animal Identification business. The program will feature further headcount reduction, outsourcing some manufacturing to lower cost suppliers, exiting some costly facilities, and moving some operations to lower cost countries. This restructuring program is expected to be substantially implemented by the end of 2008.

In addition, Digital Angel’s corporate office will be relocated from Delray Beach, FL, to lower-cost office space in the Northeast, and will also undergo headcount reduction.

Joseph J. Grillo, Chief Executive Officer of Digital Angel, said: “The primary goal of our restructuring program for the Animal Identification business is the achievement of higher gross margins, which should allow us to become the low-cost producer of many of our products. My senior management team and I have prior experience in implementing similar operational changes, and we believe these measures are very doable and that they will have a beneficial impact on our financial results in the coming quarters.”

Lorraine Breece, Senior Vice President and Chief Financial Officer, added, “We expect to take accounting charges relating to the restructuring program and associated costs in 2008 totaling approximately $9.0 million, the majority of which will be recorded in the second quarter. The total charges will consist of severance, contract and lease termination costs, as well as costs associated with the restructuring, including goodwill and fixed asset impairment, inventory write-downs and other restructuring related items. Approximately $4.0 million of these charges are expected to be cash costs; the rest should be non-cash. We believe that once full implementation of the program is complete, the Company will realize annual cost savings of approximately $4.5 million, or about 10 percent of total current Animal ID sales.”

The Company added that more details regarding the restructuring program will be provided on its Second Quarter 2008 results conference call, which is expected to take place on or about August 7, 2008.

Shareholders and other interested parties are also invited to read Mr. Grillo’s Letter to Shareholders, now available on Digital Angel’s website at www.digitalangel.com/june08CEOLetter, in which he discusses the restructuring program and offers some related Questions and Answers.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts. Digital Angel is an approximately 49% stockholder of VeriChip Corporation (NASDAQ: CHIP).

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the restructuring program and its impact on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:   Digital Angel

Jay McKeage
(651) 554-1564
jmckeage@digitalangel.com

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